CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 16, 2018, relating to the financial statements and financial highlights of the Cboe Vest S&P 500® Buffer Protect Strategy Fund, Cboe Vest Defined Distribution Strategy Fund, Cboe Vest S&P 500® Enhanced Growth Strategy Fund and Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund, each a series of the World Funds Trust, for the periods ended October 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
February 28, 2018